EXHIBIT 10.5




                  DESCRIPTION OF CONSULTING ARRANGEMENT BETWEEN
                       REGISTRANT AND MR. WILLIAM J. WERRY

William J. Werry, a retired unit bank President, has been retained as an independent consultant advising Chairman Karbiner on a range of matters. His compensation is approved annually by the Board of Directors of Tri City National Bank. His current annual compensation for these services is $16,800, payable monthly, and is in addition to his compensation as a director.